CatchMark Boosts 2014 Full Year Earnings Guidance;
Adjusted EBITDA Forecast Up 35%

ATLANTA - October 2, 2014- CatchMark Timber Trust, Inc. (NYSE: CTT) announced today new earnings guidance for full year 2014, increasing its Adjusted EBITDA forecast by 35% to between $22 million and $23 million and projecting a net loss between $0.1 million and $1.1 million, excluding any one-time expenses related to future acquisitions or financing transactions.

The company’s new earnings forecast reflects increased production capacity from timberlands purchased this year, including the just-completed Oglethorpe and Satilla River acquisitions; increased production targets for previously-owned timberlands based on market demand; increased lands sales; and the third-quarter write-off of deferred financing costs associated with the $34 million repayment of its term loan facility.

Jerry Barag, CatchMark President and CEO, said: “We now expect our 2014 harvest volume to total approximately 1.4 to 1.45 million tons, up from 1.0 to 1.1 million tons forecast at the time of our initial listed public offering late last year. We estimate that our harvest mix for the full year will improve to approximately 30% to 35% sawtimber and 65% to 70% pulpwood. The closing of our previously announced $9 million land sale expected in the fourth quarter coupled with some additional potential land dispositions are anticipated to register at the higher end of earlier guidance, or close to $10 million.

“These forecasted results underscore the successful implementation of our strategy to assemble quality timberlands which exhibit strong productivity characteristics and improve our product mix to take advantage of current and projected market conditions.  We believe this execution will deliver long-term, durable earnings and provide for dividend growth,” Barag said.

About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 375,800 acres* of timberland located in Alabama, Florida, Georgia and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests.  For more information, visit www.catchmark.com.
* As of October 2, 2014.

Adjusted EBITDA

Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we exclude certain other expenses due to their non-cash nature, and we refer to this measure as Adjusted EBITDA. As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income (loss) as a measurement of our operating performance. Due to significant amount of timber assets subject to depletion and significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreements contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. For more information regarding our use and calculation of Adjusted EBITDA, please see our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 as filed with the SEC.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Such forward-looking statements can generally be identified by use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. These forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. CatchMark’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although CatchMark believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, CatchMark’s actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. You should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions in Alabama, Georgia, Florida, and Texas where CatchMark’s timberlands are located, changes in timber prices and the impact on CatchMark’s revenues, net income and Adjusted EBITDA, limitations on CatchMark’s ability to harvest timber, changes in the supply of timberlands available for acquisition that meet CatchMark’s investment criteria, CatchMark’s ability to complete land sales, CatchMark’s ability to access external sources of capital and the impact that potential increases in interest rates could have on the CatchMark’s business, and industry trends. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect CatchMark’s views only as of this date. Furthermore, except as required by law, CatchMark is under no duty to, and does not intend to, update any of our forward-looking statements after this date, whether as a result of new information, future events or otherwise.
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Contacts
Investors:                                                              Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                            marybeth@millerryanllc.com